                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  -------------

                                  SCHEDULE 13G
                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                               (AMENDMENT NO. 1)(1)



                                  RESTRAC, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     COMMON STOCK, PAR VALUE $.01 PER SHARE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   76126W 10 8
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                DECEMBER 31, 1997
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          |_| Rule 13d-1(b)

          |_| Rule 13d-1(c)

          |X| Rule 13d-l(d)

                                   ----------

---------------------------
     (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE THE NOTES).



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---------------------                                          -----------------
CUSIP NO. 76126W 10 8                  13G                     PAGE 2 OF 5 PAGES
---------------------                                          -----------------

--------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO OF ABOVE PERSON
1
              Lars D. Perkins
              SS# ###-##-####
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
2                                                           (a)  |_|
                                                            (b)  |_|
--------------------------------------------------------------------------------
      SEC USE ONLY
3
--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
4
      Massachusetts, U.S.A.
--------------------------------------------------------------------------------
                      SOLE VOTING POWER
                  5
                      1,135,626
                 ---------------------------------------------------------------
  NUMBER OF           SHARED VOTING POWER
 SHARES           6
BENEFICIALLY          0
 OWNED BY        ---------------------------------------------------------------
  EACH                SOLE DISPOSITIVE POWER
REPORTING         7
PERSON WITH           1,135,626
                 ---------------------------------------------------------------
                      SHARED DISPOSITIVE POWER
                  8
                      0
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9
      1,135,626
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
         |_|
--------------------------------------------------------------------------------
         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
         11.3%
--------------------------------------------------------------------------------

                                        2

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---------------------                                          -----------------
CUSIP NO. 76126W 10 8                  13G                     PAGE 3 OF 5 PAGES
---------------------                                          -----------------

--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!



                                        3

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---------------------                                          -----------------
CUSIP NO. 76126W 10 8                  13G                     PAGE 4 OF 5 PAGES
---------------------                                          -----------------

ITEM 1(a).    NAME OF ISSUER:

              Restrac, Inc.

ITEM 1(b).    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

              91 Hartwell Avenue, Lexington, MA 02421

ITEM 2(a).    NAME OF PERSON FILING:

              Lars D. Perkins

ITEM 2(b).    ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

              91 Hartwell Avenue, Lexington, MA 02421

ITEM 2(c).    CITIZENSHIP:

              Massachusetts, U.S.A.

ITEM 2(d)     TITLE OF CLASS OF SECURITIES:

              Common Stock, par value $.01 per share

ITEM 2(e)     CUSIP NUMBER:

              76126W 10 8

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

              Not applicable

ITEM 4.       OWNERSHIP.

     (a)      Amount beneficially owned:    1,135,626

     (b)      Percent of class:      11.3%

     (c)      Number of shares as to which such person has:

     (i)      Sole power to vote or to direct the vote:      1,135,626

     (ii)     Shared power to vote or to direct the vote:           0

     (iii)    Sole power to dispose or to direct the disposition of:   1,135,626

     (iv)     Shared power to dispose or to direct the disposition of:     0


                                        4

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---------------------                                          -----------------
CUSIP NO. 76126W 10 8                  13G                     PAGE 5 OF 5 PAGES
---------------------                                          -----------------

ITEM 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

              Not applicable.

ITEM 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

              Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

              Not applicable.

ITEM 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

              Not applicable.

ITEM 9.       NOTICE OF DISSOLUTION OF THE GROUP.

              Not applicable.

ITEM 10.      CERTIFICATIONS.

              Not applicable.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                  FEBRUARY  12, 1999
                                        ---------------------------------------
                                                         Date


                                               /S/ LARS D. PERKINS
                                        ---------------------------------------
                                                       Signature


                                        LARS D. PERKINS/CHIEF EXECUTIVE OFFICER
                                        ---------------------------------------
                                                      Name/Title